UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): July 15, 2006


                          LEUCADIA NATIONAL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    NEW YORK
                 (State or Other Jurisdiction of Incorporation)

               1-5721                                      13-2615557
      (Commission File Number)                 (IRS Employer Identification No.)

         315 PARK AVENUE SOUTH                              10010
           NEW YORK, NEW YORK
(Address of Principal Executive Offices)                 (Zip Code)

                                  212-460-1900
              (Registrant's Telephone Number, Including Area Code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into a Material Definitive Agreement.

On July 15, 2006, Leucadia National Corporation (the "Company") entered into a Subscription Agreement dated July 15, 2006 by and among Fortescue Metals Group Ltd ("Fortescue"), its subsidiary, FMG Chichester Pty Ltd ("FMG"), and the Company pursuant to which the Company has agreed to invest an aggregate of $400 million in Fortescue and its Pilbara iron ore infrastructure project in Western Australia (the "Project").

Pursuant to the Subscription Agreement, the Company will acquire 26.4 million common shares of Fortescue, representing approximately 9.99% of the common stock of Fortescue to then be outstanding, and a 13 year, $100 million note of FMG. Interest on the note is calculated as 4% of the revenue, net of government royalties, invoiced from the iron ore produced from the Project. The note will be unsecured and will be subordinate to the secured debt to be issued in respect of the Project. The Company's obligation to consummate the investment is subject to Fortescue obtaining approximately $2 billion of additional financing for the Project, including senior secured financing, on terms acceptable to the Company. If this condition is not satisfied or waived by December 31, 2006, either party will be able to terminate the Subscription Agreement. Following consummation of the investment, Leucadia will have the right to nominate one director to the Fortescue Board of Directors.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 18, 2006

                                       LEUCADIA NATIONAL CORPORATION


                                         /s/ Barbara L. Lowenthal
                                       -------------------------------------
                                       Name:    Barbara L. Lowenthal
                                       Title:   Vice President